Exhibit 10.30

FORM OF

LYDALL, INC.

PERFORMANCE SHARE AWARD AGREEMENT

(One–Year Period)

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (the “Company”), and the recipient (the “Recipient”) of Performance Shares (the “Award”) granted under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “Plan”). The specific terms and conditions of the Award, including (i) the date of grant of the Award (the “Date of Grant”), (ii) the number of Performance Shares awarded, (iii) the Performance Period applicable to the Award, (iv) the Performance Objectives applicable to the Award, and (v) the time-based vesting requirements for the Award, are set forth in the award letter (the “Award Letter”), dated                     , from the President and Chief Executive Officer of the Company to the Recipient. The terms and conditions set forth in the Award Letter, together with the applicable terms and conditions set forth in this Agreement and the Plan, will be binding upon the Recipient’s acceptance of the Award in accordance with the terms and provisions of this Agreement. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan, unless the context clearly requires otherwise.

1. Grant of Performance Shares. The Company hereby grants to the Recipient, pursuant to Section 6.3 of the Plan, the number of Performance Shares set forth in the Award Letter, subject to the terms and conditions set forth in the Plan and this Agreement. These Performance Shares that are the subject of the Award are shares of Restricted Stock that are subject to restrictions, and vest based upon the achievement of the Performance Objectives and the passage of time, all as set forth in the Plan, the Award Letter and this Agreement.

2. Acceptance of Award. The Recipient shall have no rights with respect to the Award unless he or she accepts the Award no later than the close of business on the date that is sixty (60) days after the Date of Grant. Award acceptance shall be completed by accessing the Company’s administrative agent’s website, BNY Mellon, (the “Administrative Agent”) referenced in the Award Letter and following the required on-line grant acknowledgement process.

3. Ownership of Performance Shares. As soon as practicable after the acceptance of the Award by the Recipient, the Company will cause the Performance Shares to be issued in book entry form in the name of the Recipient, whereupon they will be held for the benefit of the Recipient by the Administrative Agent until the Performance Shares vest or are forfeited in accordance with the terms and conditions of the Plan, this Agreement and the Award Letter. Upon such issue, the Recipient shall be the holder of record of the Performance Shares granted hereunder and will have, subject to the terms and conditions of the Plan and this Agreement, all rights of a shareholder with respect to such shares. Notwithstanding the foregoing, the Company shall retain custody of all Retained Distributions made or declared with respect to the Performance Shares, subject to the same restrictions, terms and conditions as are applicable to the Performance Shares, until such time, if ever, as the Performance Shares shall vest.

4. Performance Period. The Performance Period for the Performance Shares evidenced by this Agreement shall be the one-year period set forth in the Award Letter.

5. Performance Objectives. The actual number of shares of Common Stock to be issued and delivered to the Recipient upon the vesting of the Performance Shares will depend upon the Operating Income (“OI”) of the Company for the full year of the Performance Period compared to the OI target for such period established and approved by the Committee (the “OI Target”), calculated as set forth in the following table:

	OI Achievement	Determination Percentage of Performance Shares
Below Threshold	Less than 80% of OI Target	None
Threshold	80% of OI Target	80%
Target	100% of OI Target	100%
Maximum	120% of OI Target	120%

For purposes of the foregoing, “Operating Income” means the Operating Income from Continuing Operations of the Company for the Performance Period, as set forth in the audited financial statements of the Company, adjusted positively or negatively if determined necessary or appropriate by the Committee to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other similar items. The determination percentage of the Performance Shares where performance achievement is between Threshold and Target will be scaled on a linear basis from 80% to 100%, and the determination percentage of the Performance Shares where performance achievement is between Target and Maximum will be scaled on a linear basis from 100% to 120%. OI will be rounded to the nearest thousand, and the determination of the actual number of Performance Shares that will be allowed to vest will be rounded to the nearest whole share. All other calculations will be rounded to two decimal places.

6. Determination of Level of Performance Objectives Achieved. As soon as practicable following the completion of the Performance Period and the preparation of the Company’s audited financial statements for such period, the Committee shall (a) determine the OI of the Company for the Performance Period and (b) certify in writing, in accordance with the requirements of Section 162(m) of the Code to the extent applicable, the extent to which the Performance Objectives have been achieved, if at all, and the Determination Percentage resulting therefrom (such certification being hereinafter referred to as the “Committee Certification”). In the event that, in determining the OI of the Company for the Performance Period, the Committee adjusts the Operating Income from Continuing Operations of the Company from that set forth in the audited financial statements of the Company, the Committee Certification shall include a brief statement setting forth the amount of the adjustment and the reasons therefor. The actual number of Performance Shares that will be allowed to vest will not be determined until the Committee makes the Committee Certification, at which time the number of Performance Shares will be determined and fixed, subject only to the additional time-based vesting requirements set forth in the Award letter and the conditions set forth in Section 8 below.

7. Forfeiture of Unearned Performance Shares. All unearned Performance Shares, as well as any Retained Distributions relating thereto, shall be forfeited, effective as of the date of the Committee Certification.

8. Additional Time-Based Restrictions; Forfeiture.

(a) In addition to being subject to determination and forfeiture as set forth in Sections 6 and 7 above, the Performance Shares, as well as any Retained Distributions relating thereto, shall be subject to the time-based vesting conditions set forth in the Award Letter (the “Restriction Period”) and the conditions set forth in this Section 8.

(b) If the Recipient’s employment with the Company or any Subsidiary terminates during the Restriction Period for any reason whatsoever, then, effective upon the date of termination, all of Recipient’s non-vested Performance Shares, as well as any Retained Distributions relating thereto, shall automatically be forfeited to the Company. Any leave of absence approved by the Committee shall not be deemed a termination of employment resulting in a forfeiture of the Performance Shares.

(c) Neither the Performance Shares, nor the Recipient’s interest in any of the Performance Shares, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time during the Restriction Period. In the event any such action is taken, all non-vested Performance Shares evidenced by this Agreement, as well as any Retained Distributions relating thereto, shall thereupon automatically be forfeited to the Company, effective as of the date of such event.

(d) All of the Recipient’s rights to, and interest in, the Performance Shares, as well as any Retained Distributions relating thereto, shall terminate immediately upon forfeiture without payment of consideration. All forfeited Performance Shares shall be delivered promptly to the Company by the Administrative Agent, and the Company shall direct the transfer agent and registrar of the Company’s Common Stock to make appropriate entries upon its or their records.

(e) The Committee shall make all determinations authorized or required in connection with the terms and provisions of the Plan and this Agreement, including any determination as to whether an event has occurred resulting in the forfeiture of Performance Shares and any related Retained Distributions, and all such determinations of the Committee shall be final and conclusive.

9. Delivery of Vested Shares. Subject to the terms of the Plan, upon the making of the Committee Certification and the vesting of the Performance Shares, the Recipient shall be entitled to receive that number of shares of Common Stock calculated by multiplying the number of Performance Shares set forth in the Award Letter by the Determination Percentage set forth in the Committee Certification, together with any Retained Distributions relating thereto, provided the Recipient has settled all applicable tax withholding obligations arising from the vesting of the Award, as set forth in Section 10 below. All vested shares to which the Recipient is entitled, together with any Retained Distributions, if any, relating thereto and any additional shares of Common Stock, if any, to which the Recipient is entitled by virtue of the Determination Percentage being in excess of 100%, shall be delivered to the

Recipient as soon as reasonably practical after the end of the Restriction Period. Delivery of vested shares will be made electronically via book entry to an account in the name of the Recipient maintained with the Company’s transfer agent. In connection therewith, the Recipient agrees to execute any documents reasonably requested by the Company or the Administrative Agent.

10. Taxation.

(a) The Recipient recognizes and agrees that there may be certain tax issues that affect the Recipient arising from the grant and/or vesting of the Performance Shares and the Recipient is solely responsible for payment of all federal, state and local taxes resulting therefrom. The Company expressly provides no tax advice to the Recipient and recommends that the Recipient seek personal tax advice.

(b) In general, the Recipient will have taxable income as a result of the vesting of the Performance Shares. The amount of the taxable income for each year will equal the number of shares which vest multiplied by the Fair Market Value of the Common Stock on the vesting date. This amount will be included in Recipient’s taxable income reported on Form W-2 for that year. Any applicable withholding taxes associated with the vesting of the Performance Shares must be paid to the Company as set forth in section (c) below, prior the delivery of vested shares to the Recipient.

(c) Recipient’s tax withholding liability will be satisfied through the delivery to the Company by the Administrative Agent of shares of Common Stock otherwise deliverable to the Recipient in an amount equal to the tax liability outlined in (b) above. The number of shares to be delivered to the Company will be rounded up to the nearest whole share and in no case will partial shares be transferred. The shares delivered to the Company for satisfaction of the Recipient’s tax liability will result in a reduction in the number of vested shares actually delivered to the Recipient.

(d) Section 83(b) of the Code permits the Recipient to recognize income in the year in which the Performance Shares are granted, rather than in the subsequent years in which they vest. This election generally must be filed with the Internal Revenue Service within 30 days of the Date of Grant. The Recipient is encouraged to discuss this option with his or her own tax advisor. In the event that the Recipient desires to make an election under Section 83(b) of the Code, the Recipient first shall make appropriate arrangements with the Company for the payment of all applicable withholding taxes associated with such election.

(e) Participants of a natural citizenship other than the United States of America will be subject to and have their tax liability calculated in accordance with the applicable statutory laws of their country, which may result in treatment other than what is outlined in (b) through (d) above.

11. Appointment of Agent. By accepting the Performance Shares evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of the Company’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of the Plan and this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity.

12. No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary or in any way affect the right of the Company or any Subsidiary to dismiss or otherwise terminate the Recipient’s employment at any time for any reason with or without cause, (b) impose upon the Company or any Subsidiary any liability for any forfeiture of Performance Shares which may result if the Recipient’s employment is terminated, or (c) affect the right of the Company or any Subsidiary to terminate or modify any contractual relationship with a Recipient who is not an employee of the Company or a Subsidiary.

13. No Liability for Business Acts or Omissions. The Recipient recognizes and agrees that the Board of Directors or the officers, agents or employees of the Company, including the Administrative Agent, in their conduct of the business and affairs of the Company, may cause the Company to act, or to omit to act, in a manner that may, directly or indirectly, prevent the attainment of the Performance Objectives and/or the vesting of the Performance Shares. No provision herein, or in any amendment hereto that may be implemented from time-to-time, shall be interpreted or construed to impose any liability upon the Company, the Board of Directors or any officer, agent or employee of the Company, including the Administration Agent, for any forfeiture of Performance Shares that may result, directly or indirectly, from any such action or omission.

14. Changes in Capitalization. Neither this Agreement nor the grant of the Performance Shares shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

15. Change in Control. In the event of a Change in Control of the Company during the Performance Period, the Performance Shares shall immediately and entirely vest (with a Determination Percentage of 100%) in accordance with the terms and conditions of the Plan and sections 5, 6, 7 and 8 above shall not apply. In the event of a Change in Control of the Company after the Committee’s certification but before the Restriction Period ends, the unvested balance of the Award (as determined) shall immediately and entirely vest.

16. Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.

17. Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Committee, and no amendment or modification of this Agreement may be made except in a writing signed by each of the parties hereto.

18. Agents. The Company has the right to change the appointed transfer agent or Administrative Agent from time to time.

19. Business Day. If any event permitted or required by this Agreement is scheduled to take place on a day on which the Company’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Company’s corporate offices are open for business.

20. Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision herein is to be construed by reference to the title of any section or paragraph.

21. Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to its Vice President, General Counsel and Secretary, with a copy to its Vice President of Human Resources, both at One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.

22. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to the principles of conflict of laws thereof, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

23. Compliance with Laws. The issuance of the shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

24. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

25. Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Award. If such a claim is filed more than one year subsequent to the earlier of the date on which the vesting of the final portion of Performance Shares is scheduled to occur or termination of the Recipient’s employment, it shall be precluded by this provision, whether or not the claim has accrued at that time.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Agreement as of the Date of Grant.

LYDALL, INC.

By:
Dale G. Barnhart
President and Chief Executive Officer